Exhibit 10.19.3

THIRD AMENDMENT TO
EMPLOYMENT AGREEMENT

This Third Amendment to Employment Agreement is made as of the 1st day of April, 2002, by and between APCOA/Standard Parking, Inc., a Delaware corporation (the “Company”) and Michael K. Wolf (the “Executive”).

RECITALS

A.                                    The Executive and Standard Parking, L.P., a Delaware limited partnership (“SPLP”), have previously executed a certain Employment Agreement dated as of March 26, 1998 (the “Original Employment Agreement”).  The Company is the successor-in-interest to all of SPLP’s rights, and has assumed all of SPLP’s obligations, under the Original Employment Agreement.  The Original Employment Agreement was modified by that certain Amendment To Employment Agreement dated as of June 19, 2000 by and between the Company and Executive (the “First Amendment”) and that certain Second Amendment To Employment Agreement dated as of December 6, 2000 (the “Second Amendment”).  The Original Employment Agreement, as modified by the First Amendment and Second Amendment, is hereafter referred to as the “Employment Agreement”.

B.                                    The Company and Executive have agreed to modify certain provisions of the Employment Agreement as set forth below.

NOW, THEREFORE, in consideration of the Recitals, the mutual promises and undertakings herein set forth, and the sum of Ten Dollars in hand paid, the receipt and sufficiency of which consideration are hereby acknowledged, the parties hereby agree that the Employment Agreement shall be deemed modified and amended, effective immediately, as follows:

1.                                      Subsections (d) and (e) of paragraph 7 of the Employment Agreement are hereby deleted in their entirety, and the following substituted in lieu thereof:

“(d)                           From and after the Effective Date, the Company shall continue to pay $18,588 in annual premiums payable pursuant to the Policies and their paid-up insurance riders (collectively, the “Annual Premiums”) for all years through and including calendar year 2014 or until the date of Executive’s death, if earlier; provided, however, that the Company’s obligation to pay the Annual Premiums shall cease immediately if, prior to June 20, 2007, either of the following shall occur:

(i)                                     Executive voluntarily terminates his employment with the Company other than for Good Reason, or

(ii)                                  the Company terminates Executive’s employment for Cause (it being acknowledged for this purpose that the expiration of the Employment Period by reason of the Company’s giving of a Notice of Nonrenewal shall be deemed to be a termination other than for Cause).

It is the parties’ intent that so long as Executive remains employed with the Company as of June 20, 2007, the Company’s obligation to pay the Annual Premiums through calendar year 2014 (or the date of Executive’s death, if earlier) shall remain unconditional and in full force and effect even if Executive’s employment with the Company terminates at any time subsequent to June 20, 2007, regardless of the reason for such termination.”

2.                                      Except as expressly modified above, all of the remaining terms and provisions of the Employment Agreement are hereby ratified and confirmed in all respects, and shall remain in full force and effect in accordance with their terms.

IN WITNESS WHEREOF, the Company and Executive have executed this Third Amendment to Employment Agreement as of the day and year first above written.

COMPANY:	EXECUTIVE:

APCOA/STANDARD PARKING, INC., a Delaware corporation
Michael K. Wolf
By:

2